Exhibit 10.10

WATTS WATER TECHNOLOGIES, INC.

Amendment No. 3 to the Management Stock Purchase Plan

Amended and Restated as of January 1, 2005

The Watts Water Technologies, Inc. Management Stock Purchase Plan as Amended and Restated as of January 1, 2005 (the “Plan”), pursuant to Section IX thereof, is hereby amended as follows:

1.                                      Subsection IV.(C) of the Plan is amended by adding the following to the end thereto:

“If a management employee first commences employment with the Company after January 1 of a calendar year, such individual shall be permitted to elect to receive an award of RSUs under the Plan in lieu of any annual incentive bonus (or portion thereof, as permitted under this Subsection IV.(C)) for that first calendar year of eligibility by completing a Subscription Agreement and filing it with the Company no later than 30 days after such employee is first designated as eligible to participate in the Plan.  With respect to such first calendar year of eligibility, an election to participate in the Plan shall apply only to the portion of the annual incentive bonus or targeted maximum which is attributable to earnings for service performed after the election is made.”

2.                                      Subsection IV.(D) of the Plan is hereby amended by deleting the third sentence and replacing it with the following:

“Subscription Agreements must be received by the Company no later than December 31 of the year prior to the year in which the bonus amount will be earned; provided, however, that if a management employee first commences employment with the Company after January 1 of a calendar year, the Company must receive such employee’s Subscription Agreement for that calendar year no later than 30 days after the employee is designated as eligible to participate in the Plan.”

3.                                      Except as amended hereby, the Plan remains in full force and effect.

Adopted by the Board of Directors on February 7, 2012